EXHIBIT 99

NEWS RELEASE
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
Gregg Waldon, Stellent, Inc.
(952) 903-2003
gregg.waldon@stellent.com

Amanda Kohls
Haberman & Associates, Inc.
(612) 338-3900
amanda@habermaninc.com

STELLENT ANNOUNCES PRELIMINARY FOURTH QUARTER AND FISCAL YEAR REVENUE

Fiscal fourth-quarter revenue of approximately $20.5 million meets consensus analyst estimates and prior company guidance

EDEN PRAIRIE, MN, April 5, 2004 — Stellent, Inc. (Nasdaq: STEL), a global provider of content management solutions, today announced that based on a preliminary, unaudited analysis of its results of operations, it expects to meet previous company guidance for revenue for the fourth quarter of its fiscal year 2004, ended March 31, 2004, of approximately $20.5 million, an increase of approximately 22 percent from the $16.8 million reported for the same period last year. Based upon this estimate, the company anticipates revenues for the fiscal year ended March 31, 2004 of approximately $75.6 million, representing an increase of approximately 16 percent from the $65.4 million reported for the fiscal year ended March 31, 2003.

     Additional details will be disclosed when the company reports full financial results on Thursday, April 29, 2004 after the close of the market. Robert Olson, president and chief executive officer for Stellent, and Gregg Waldon, Stellent’s chief financial officer, will host a conference call for investors on Thursday, April 29, 2004 at 4:00 p.m. CDT. Callers in the United States can dial 1-877-314-0396, and international callers can dial 1-706-643-3716 (conference ID is “Stellent, Inc.”).

About Stellent, Inc.

     Stellent, Inc. (www.stellent.com) is a global provider of content management solutions. The company’s Stellent Universal Content Management system enables customers to rapidly deploy line-of-business Web sites, such as employee portals and partner extranets, as well as enterprise-wide solutions that standardize content management for use by multiple sites and applications throughout an organization. Stellent has more than 1,500 customers, including much of the Global 2000. Its customer roster includes Procter & Gamble, Merrill Lynch, Los Angeles County, British Red Cross, ING, Target Corp., Emerson Process Management and various BlueCross BlueShield organizations across 15 states. Stellent is headquartered in Eden Prairie, Minn. and maintains offices throughout the United States, Europe and Asia-Pacific.

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Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company’s products, risks of downturns in economic conditions generally and in the Web content management tools and intranet information management markets specifically, risks associated

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Stellent Announces Preliminary Fourth Quarter and Fiscal Year Revenue	Page 2

with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Stellent and the Stellent logo are registered trademarks or trademarks of Stellent, Inc. in the USA and other countries. Outside In and Quick View Plus are registered trademarks of Stellent Chicago, Inc. in the USA and other countries. All other trade names are the property of their respective owner.